                                                                    EXHIBIT 10.4


                   SECOND AMENDMENT TO SUBLEASE AND AGREEMENT

        This Second Amendment to Sublease and Agreement (the "SECOND AMENDMENT AND AGREEMENT"), dated as of October 1, 2001, is entered into between Williams-Sonoma, Inc., a California corporation ("SUBLANDLORD") and Red Herring Communications, Inc. ("SUBTENANT"), with reference to the following facts:

        A. Sublandlord and Subtenant entered into that certain Sublease, dated as of April 1, 2000, as amended by that certain First Amendment to Sublease, dated as of October 31, 2000 (collectively, the "Sublease").

        B. Sublandlord and Subtenant are also parties to that certain Standard Industrial/Commercial Multi-Tenant Lease - Net, dated as of April 1, 2000, with respect to premises located at 151 Union Street, San Francisco, California (the "IceHouse Lease").

        C. Subtenant has represented to Sublandlord that it has experienced financial hardship and has requested certain modifications to the Sublease and Sublandlord has agreed to said modifications, as more particularly set forth herein.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1. Defined Terms. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Sublease.

        2. Minimum Base Rent. Paragraph 4.1 of the Sublease is hereby deleted in its entirety and replaced with the following:

                  "4.1. Minimum Base Rent. Commencing October 1, 2001, Subtenant shall pay annual Base Rent in the amounts set forth below:


FIRST FLOOR
-----------
(02/2000-01/2005)      Year 1-5:    $28.00  Per Rentable Square Foot Per Year

(02/2005-01/2010)     Year 6-10:    $32.00  Per Rentable Square Foot Per Year


SECOND FLOOR
------------
(02/2000-01/2003)      Year 1-3:    $29.50  Per Rentable Square Foot Per Year

(02/2003-01/2005)      Year 4-5:    $31.50  Per Rentable Square Foot Per Year

(02/2005-01/2008)      Year 6-8:    $33.50  Per Rentable Square Foot Per Year

(02/2008-01/2010)     Year 9-10:    $34.50  Per Rentable Square Foot Per Year

                                2001-2002     2002-2003     2003-2004     2004-2005   2005
                               (Oct.-Jan.)   (Feb.-Jan.)   (Feb.-Jan.)  (Feb.-Jan.l)  (Feb.-Aug.)     TOTAL
                                 --------    ----------    ----------    ----------    --------    ----------
First Floor (20,476 sq. ft.)     $191,109    $  573,328    $  573,328    $  573,328    $382,219    $2,293,312

Second Floor (21,340 sq. ft.)    $209,843    $  629,530    $  672,210    $  672,210    $417,019    $2,600,813
                                 --------    ----------    ----------    ----------    --------    ----------
Total Lease Rent                 $400,953    $1,202,858    $1,245,538    $1,245,538    $799,238    $4,894,125

       Base Rent shall be paid in equal monthly installments, in advance on the first day of each month, without deduction, setoff, notice, or demand, at the address of Sublandlord set forth in Section 18 below, or at any other place Sublandlord designates by notice to Subtenant. If the Sublease Term ends on a day other than the first or last day of a month, the Rent for any partial months shall be prorated on a per diem basis.

        3. Initial Improvements.

                3.1 Pursuant to the Sublease, Subtenant is obligated to pay for the cost of all Initial Improvements installed in the Premises and expenses incurred by Sublandlord in connection therewith. Sublandlord acknowledges that Subtenant has already paid to Sublandlord one million dollars ($1,000,000) in tenant improvement costs. Further, Sublandlord and Subtenant acknowledge that they are not in agreement as to the actual costs incurred by Sublandlord in connection with the Initial Improvements installed on the Premises. Accordingly, Sublandlord and Subtenant hereby agree that Subtenant's outstanding obligation to reimburse Sublandlord for the cost of the Initial Improvements shall be the sum of Eight Hundred Fifty Two Thousand Two Hundred Ninety Eight Dollars ($852,298). On or before the Effective Date (as hereinafter defined), Subtenant shall pay to Sublandlord the sum of Five Hundred Thousand Dollars ($500,000). The remaining balance, in the amount of Three Hundred Fifty Two Thousand Two Hundred Ninety Eight Dollars ($352,298), shall be reimbursed over the remaining term, commencing February 1, 2002, and shall be paid in equal monthly installments of Eight Thousand One Hundred and Ninety Two Dollars and Ninety Eight Cents ($8,192.98) together with Base Rent. Except for the obligation to make the payments described in this Section 3.1, Sublandlord does hereby release, remise, acquit, and forever discharge Subtenant from all claims, liabilities, demands, indebtedness, causes of action, sums of money, losses, costs and expenses (including, without limitation, attorneys' fees), of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity, which arise or have arisen or occur or have occurred at any time from the beginning of time solely on account of Subtenant's obligation to pay for the Initial Improvements arising under Section 3.2 of the Sublease.

                3.2 Subtenant acknowledges that the cost of the Initial Improvements made to the Premises as well as to the balance of the Master Premises is the subject of on going litigation between Sublandlord and Master Landlord. In the event Sublandlord prevails in obtaining reimbursement of any Initial Improvement costs, Subtenant acknowledges that it shall not be entitled to receive any portion of said reimbursement. Subtenant does hereby release, remise, acquit, and forever discharge Sublandlord from all claims, liabilities, demands, causes of action, sums of money, losses, costs and expenses (including, without limitation, attorneys' fees), of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity, which arise or have arisen or occur or have occurred at any time from the beginning of time on account of any recovery, refund or reimbursement of Initial Improvement costs received by or due Sublandlord or any damages, fees or awards in connection therewith, whether as a result of judgment, settlement or otherwise. Subtenant acknowledges that Sublandlord has made no representations or warranties concerning the likelihood or potential scope of recovery. Subtenant and Sublandlord acknowledge that the amount to be paid by Subtenant pursuant to Section 3.1 bears no relationship to the amounts claimed to be due by either party in the litigation.

                3.3 Waiver. Sublandlord and Subtenant each further agree, covenant and warrant that it intends that the claims and other matters released in Sections 3.1 and 3.2, respectively, shall not be limited to matters known or disclosed, and it hereby waives and relinquishes all rights and benefits conferred upon it by the provisions of Section 1542 of the California Civil Code and any other federal or state statutes or decisional authorities to the same effect. Section 1542 of the Civil Code of the State of California reads as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR"

In waiving the provisions of Section 1542 of the California Civil Code, Sublandlord and Subtenant each acknowledge that it may hereafter discover facts in addition to or different from those which it now believes to be true and Sublandlord and Subtenant may incur or suffer loss, damage or injuries as a result of the discovery or existence of any such additional facts, but agrees that it has taken that possibility into account and that the releases hereby given shall be and remain in effect as a full and complete release of the matters described in Sections 3.1 and 3.2 hereof, respectively, notwithstanding the discovery or existence of any such additional or different facts. Sublandlord and Subtenant expressly assume the risk described herein and the releases contained herein shall apply to all unknown or unanticipated results, as well as those known and anticipated.

        4. Operating Expenses. On the Effective Date, Subtenant shall deliver to Sublandlord funds in the amount of Two Hundred Thirty Seven Thousand Nine Hundred Thirteen Dollars and Sixty Eight Cents ($237,913.68), representing reimbursement of:

                        (i) The amount of Fifty Four Thousand One Dollar and Ninety Cents ($54,001.90) in accordance with Section 4.2 of the Sublease; and

                        (ii) Common Area Operating Expenses, as defined in
Section 4.2 of the IceHouse Lease, in the amount of One Hundred Eighty Three Thousand Nine Hundred Dollars and Seventy Eight Cents ($183,911.78). To Sublandlord's knowledge, these billings represent a true and accurate allocation of actual expenditures made by Sublandlord. Sublandlord acknowledges that the Common Area Operating Expenses stated herein with respect to the IceHouse Lease constitute Subtenant's total obligation under Section 4.2 of the IceHouse Leases.

        5. Effect of Default. Notwithstanding anything to the contrary contained herein, the difference between the Base Rent and Initial Improvement costs due under this Second Amendment and Agreement and the Base Rent and Initial Improvement costs due under the original Sublease shall be a discount, earned only upon Subtenant's full and faithful performance of all its obligations under the Sublease, as amended hereby. The discount shall be revoked, retroactive to the date hereof, and all sums due and payable under the original Sublease shall be due and payable upon demand, twenty (20) days after the occurrence of an Event of Default arising under Sections 19.1(a) or 19.1(b) of the Sublease, unless cured within said twenty (20) day period. Notwithstanding the foregoing, Sublandlord shall be permitted to exercise its remedies as provided in the Sublease prior to the expiration of said twenty (20) day period.

        6. Surrender. Upon the expiration or other termination of this Lease, the 200 Steelcase Answer System Workstations currently located in the Premises and any replacements thereof (the "Furniture") shall become Sublandlord's property, free and clear of any and all liens, encumbrances or claims. At Sublandlord's request, Subtenant shall execute a bill of sale to evidence the transfer of title to the Furniture to Sublandlord.

        7. Conditions to Effectiveness. The effective date of this Second Amendment and Agreement shall be October 1, 2001 ("Effective Date"); provided, however, if either of the following conditions have not been satisfied by October 5, 2001, 5:00 p.m. PST, then this Second Amendment and Agreement shall be void ab initio and the parties' respective obligations shall be governed by the Sublease and the IceHouse Lease, respectively:

                (i) Each of Sublandlord and Subtenant shall have executed two
(2) copies of this Second Amendment and Agreement and delivered same to the other party hereto.

                (ii) Subtenant shall have delivered to Sublandlord by wire transfer in accordance with Sublandlord's instructions the sum of $1,053.751.93, representing payment of: (i) the first installment of the Initial Improvement reimbursement in the amount of $500,000; (ii) Operating Expense reimbursements in the amount of $237,913.68; (iii) Base Rent for the month of September in the amount of $215,600; and (iv) Base Rent for the month of October 2001 in the amount of $100,238.25.

        8. Relationship to Sublease. To the extent of any inconsistencies between this Second Amendment and Agreement and the Sublease, this Second Amendment and Agreement shall control. The Sublease, as amended by this Second Amendment and Agreement, is in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment and Agreement as of the date first above written.

                                       SUBLANDLORD

                                       WILLIAMS-SONOMA, INC.,
                                       a California corporation


                                       By: [SIGNATURE ILLEGIBLE]
                                          --------------------------------------
                                       Its: VP
                                           -------------------------------------


                                       SUBTENANT

                                       RED HERRING COMMUNICATIONS, INC.,
                                       a California corporation


                                       By: [SIGNATURE ILLEGIBLE]
                                          --------------------------------------
                                       Its: COO
                                           -------------------------------------